Exhibit 5.1

April 6, 2006

Healthcare Acquisition Partners Corp.

350 Madison Avenue

New York, NY 10017

RE:	Healthcare Acquisition Partners Corp., Registration Statement on Form S-1 (Registration No. 333-129035)

Ladies and Gentlemen:

We have acted as counsel to Healthcare Acquisition Partners Corp., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission, relating to the offer and sale by the Company of: (i) 16,666,667 units (the “Units” and each, a “Unit”), with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and two warrants (the “Warrants” and each, a “Warrant”), each Warrant entitling the holder thereof to purchase one share of Common Stock, to be sold to the public through the underwriters named in the prospectus included in the Registration Statement (the “Underwriters”), (ii) 2,500,000 additional Units (the “Over-Allotment Units”), which the Underwriters will have a right to purchase from the Company solely to cover over-allotments, if any (over and above the 16,666,667 Units referred to above), (iii) up to a total of 833,333 Units (the “Purchase Option Units”) which FTN Midwest Securities Corp. will have the right to purchase (the “Purchase Option”), (iv) all shares of Common Stock and all Warrants issued as part of the Units, the Over-Allotment Units and the Purchase Option Units, and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, the Over-Allotment Units and the Purchase Option Units.

We have examined copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Registration Statement, all resolutions adopted by the Company’s Board of Directors and stockholders, and such other document, records and other instruments as we have deemed necessary for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock, have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of the Delaware General Corporation Law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and reported judicial opinions interpreting same.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP